3 Reasons to Love 3 on 3 Inbox ×

M **Masterworks** <notification@masterworks.com>
to selbedeiwy+masterworks

Hello ,

As we close out 2025, we wanted to make sure you saw one compelling offering: *3 on 3* by Ernie Barnes.

Our acquisition team has been bullish on Barnes for some time. Here are the top three reasons we like Barnes and this work in particular:

1. **Highest Similar Sales Appreciation on Platform:** Works similar to this painting have appreciated at a rate of 35% annually between 2009 and 2025 — **the highest of any offering currently available.**
2. **Record-Setting Style:** This work is similar in subject and scale to Barnes' #2 record, *Storm Dance*, which features a similar 3-on-3 match with a brighter palette.
3. **Previous Exit:** In December '23, we sold a Barnes painting that delivered 20.3% total net returns after just 76 days held.



Our Offering

35% Appreciation ('10-'25)



Barnes' #2 Record

For these reasons, we felt confident in the investment potential of our latest Barnes offering, available here. View the details yourself, and view the offering circular below.

The Masterworks Team

—

MASTERWORKS

www.masterworks.com
1 World Trade Center, 57th Floor, New York, NY 10007

Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Masterworks, LLC is located at 1 World Trade Center, 57th Floor, New York, NY 10007.

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